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Exhibit 8.1
[ROSENMAN & COLIN LLP LETTERHEAD]







     , 2000
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Shelbourne Properties III, Inc.
5 Cambridge Center
9th Floor
Cambridge, MA 02142


Re:   Registration Statement
      ----------------------

Gentlemen:

We have acted as your counsel in connection with the registration on the Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended, of 1,173,998 shares of common stock of Shelbourne Properties III, Inc. ("Shelbourne"), a recently formed Delaware corporation, to be issued to the general partners and holders of units (collectively "unitholders") in High Equity Partners L.P. - Series 88 (the "Partnership"). The shares of Shelbourne common stock will be issued pursuant to a transaction (the "conversion") in which the Partnership will be merged into Shelbourne Properties III L.P. (the "operating partnership"), a limited partnership wholly-owned by Shelbourne (directly and indirectly through a "disregarded entity" of Shelbourne). As part of the merger, the interests of unitholders in the Partnership will be converted into shares of Shelbourne common stock, which shares will be listed for trading on the American Stock Exchange. Shelbourne intends to elect to be treated for Federal income tax purposes as a real estate investment trust for its taxable year ending December 31, 2000.

In rendering this opinion, we have examined (i) the Registration Statement, as amended, (ii) the Agreement of Limited Partnership of the operating partnership,
(iii) the Agreement and Plan of Merger, and (iv) the certificate provided to us by Shelbourne, dated the date hereof (the "Shelbourne Certificate", and together with the documents in (i) through (iii), the "Operative Documents"). In addition, we have examined such other documents and materials that we have deemed necessary or appropriate to review for purposes of our opinion, and have made such investigations of law as we have deemed appropriate as a basis for the opinions expressed below.

In our examination, we have assumed, without independent investigation: the legal capacity of all individuals; the due and proper execution of all documents referenced herein; the genuineness of all signatures; the enforceability of all documents in accordance with their terms; the authenticity of all documents submitted to us as originals; the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies; that the transactions will be consummated in accordance with the Operative Documents; the accuracy of all facts, statements, representations

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Shelbourne Properties III, Inc.
[         ,2000]
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Page 2



and assumptions set forth below and in the documents referenced herein; and that the parties to the conversion will report the Federal income tax consequences thereof consistent with the Operative Documents and the opinions expressed below.

Our opinion is based upon the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. In rendering this opinion we are expressing our views only as to the Federal income tax laws of the United States of America.

It is our opinion that, under current Federal income tax law and assuming that Shelbourne and the operating partnership are operated in accordance with the statements and representations set forth in the Registration Statement and the Shelbourne Certificate and that the conversion and certain procedural steps described in the Registration Statement, including Shelbourne's election to be taxed as a real estate investment trust, are completed in a timely fashion in accordance with the Operative Documents:

(1) The conversion will be treated as an exchange governed by Section 351 of the Code in which the Partnership will be treated as transferring all of its assets to Shelbourne in exchange for common stock and the assumption by Shelbourne of the Partnership's liabilities, followed by the Partnership's distribution of common stock to the unitholders in complete liquidation of the Partnership. Accordingly, no gain or loss will be recognized for Federal income tax purposes by the Partnership, the unitholders or Shelbourne as a result of the conversion.

(2) Commencing with its taxable year ending December 31, 2000, Shelbourne will be organized in conformity with the requirements for qualification as a real estate investment trust under the Code, and its proposed method of operation will enable it to satisfy the requirements for qualification and taxation as a real estate investment trust.

(3) The discussion relating to tax matters under the heading "Federal Income Tax Consequences" in the Consent Solicitation Statement/Prospectus contained in the Registration Statement, to the extent that such discussion contains descriptions of applicable Federal income tax law, is correct in all material respects as of the date hereof.

Shelbourne's qualification as a REIT will depend upon its continuing satisfaction of the requirements of the Code relating to qualification for REIT status, which requirements include those that are dependent upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping. No assurance can be given that the actual results of Shelbourne's operations for any one taxable year will satisfy all such requirements. We do not undertake to monitor whether Shelbourne actually will satisfy the various REIT qualification tests, and we express no opinion concerning whether Shelbourne actually will satisfy these various REIT qualification tests.

We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit to the Registration Statement and the reference to this letter and to us therein under the


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Shelbourne Properties III, Inc.
[         ,2000]
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heading "Federal Income Tax Consequences" in the Consent Solicitation/
Prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


Very truly yours,


ROSENMAN & COLIN LLP



By:
    ------------------------
    A Partner